Morgan Stanley Eastern Europe Fund, Inc.
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Megafon OAO GDR
Purchase/Trade Date: 11/28/2012
Offering Price of Shares: $20.000
Total Amount of Offering: 84,526,819 shares
Amount Purchased by Fund: 60,630 shares
Percentage of Offering Purchased by Fund: 0.072
Percentage of Fund's Total Assets: 1.98
Brokers:  Morgan Stanley, Sberbank CIB, Citigroup, Credit
Suisse, VTB Capital
Purchased from:  VTB Capital PLC
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased: Alior Bank SA
Purchase/Trade Date: 12/14/2012
Offering Price of Shares: PLN 57.000
Total Amount of Offering: 36,812,965 shares
Amount Purchased by Fund: 59,200 shares
Percentage of Offering Purchased by Fund: 0.161
Percentage of Fund's Total Assets: 1.67
Brokers: Barclays, JP Morgan, Morgan Stanley, Erste Group Bank AG, IPOPEMA Securities S.A., Renaissance Securities (Cyprus) Limited
Purchased from:  Barclays Capital
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.